Exhibit 23(j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report of Kelmoore Strategy(R) Variable Fund, and Kelmoore Strategy(R) Variable Eagle Fund (constituting Kelmoore Strategy(R) Variable Trust), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
San Francisco, California
April 27, 2001